Exhibit 99.1

Contacts:

For Media:	For Investment Community:
Stephanie Pillersdorf/Cassandra Bujarski	Neil Augustine
Sard Verbinnen & Co	Rothschild Inc.
(212) 687-8080	(212) 403-5411

HARRY & DAVID REPORTS DISAPPOINTING HOLIDAY RESULTS

Hires Advisors to Explore Recapitalization Alternatives

MEDFORD, Oregon, January 18, 2011 – Harry & David Holdings, Inc. today announced that preliminary financial results for the fiscal 2011 second quarter ended December 25, 2010 were significantly below its expectations.

While final results of operations are not expected to be available until early next month, Harry & David expects to report second quarter net sales of approximately $262 million, compared to $267 million in the same period last year, and adjusted EBITDA from continuing operations of approximately $36 million compared to $67 million in the year-ago quarter. For the last 12 months ending December 25, 2010, the Company expects to report net sales of approximately $416 million, compared to $443 million in the prior-year period, and negative adjusted EBITDA from continuing operations of approximately $(17) million compared to positive adjusted EBITDA from continuing operations of $21 million in the year-ago period.

Despite making product improvements, introducing new packaging, accelerating marketing initiatives, enhancing Harry & David’s website and taking cost-reduction actions, sales and margins for the second quarter were disappointing. Harry & David was forced to offer significantly greater than expected discounts during the key holiday selling season.

As a result, Harry & David has retained Rothschild Inc. as financial advisor and Jones Day as legal advisor to explore recapitalization alternatives.

At December 25, 2010, the Company had an estimated cash balance of $66.9 million and accounts payable of $57.9 million, compared to a cash balance of $108.5 million and accounts payable of $32.5 million at December 26, 2009. Revolving credit borrowings in both periods had been fully repaid as required by the Company’s revolving credit facility. Based on results of operations in the second quarter of this fiscal year, the Company will not satisfy financial covenants under the facility. Accordingly, the Company will not be able to borrow under the facility unless it is amended or the covenant non-compliance is waived. There can be no assurance that the facility will be amended or that non-compliance will be waived.

While the Company believes cash on hand is sufficient to fund short-term operations, based on the Company’s current working capital and anticipated working capital requirements and results of operations, the Company will not be able to finance continuing operations without securing new capital and restructuring its obligations. The Company intends to conduct discussions with its revolving credit lenders, bondholders, other creditors and owners in an effort to recapitalize. There can be no assurance that these discussions will be successful.

Non-GAAP Financial Measures

This press release presents adjusted EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes adjusted EBITDA is a useful financial measure for assessing operating performance and liquidity. In accordance with Regulation G under The Securities Exchange Act of 1934, the following table is a reconciliation of adjusted EBITDA to net income (loss) from continuing operations:

(In thousands)
	Three Months Ended December 25, 2010	Three Months Ended December 26, 2009	Twelve Months Ended December 25, 2010	Twelve Months Ended December 26, 2009
Net income (loss) from continuing operations	10,581	31,719	(57,584)	(24,726)
Interest expense, net from continuing operations	5,545	4,891	20,123	19,222
Provision (benefit) for income taxes from continuing operations	2,684	23,329	(29,123)	(1,870)
Depreciation and amortization from continuing operations	3,968	4,898	16,766	19,582
Stock compensation expense	286	112	10,642	415
Loss on disposal and impairment of fixed assets and other long-lived assets	12,439	883	12,563	2,096
Severance and related benefit charges	70	999	6,258	4,163
Other adjustments	237	574	3,086	2,158

Adjusted EBITDA from continuing operations	35,810	67,405	(17,269)	21,040

Forward-Looking Statements

The Company’s expected results of operations reported in this press release are based on estimates and are subject to continuing review. In addition, certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause the Company’s actual results of operations, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to, risks relating to the Company’s results of operations and capital resources and recapitalization efforts; the risks resulting from the unavailability of the Company’s revolving credit facility, including that the lenders thereunder may terminate it or decline to amend it or waive the non-compliance; market demand for the Company’s products; production capabilities; relationships with suppliers and customers; implementation of the Company’s business and marketing strategies; fluctuations in energy and other costs and the availability of a seasonal workforce. These forward-looking statements can be identified by terminology such as “expect,” “intend,” “believe,” “estimate” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. The Company undertakes no obligation to update or revise any forward-looking statement, except as required by law. All of the forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc. is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry & David®, Wolferman’s® and Cushman’s® brands. You can shop our products online at www.harryanddavid.com, www.wolfermans.com, and www.honeybell.com, or visit one of our 122 stores across the country.

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